PricewaterhouseCoopers LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530 5000
Facsimile (617) 530 5001


Report of Independent Registered Public Accounting Firm

To the Trustees of DWS Investment Trust and the Shareholders of
DWS S&P
500 Index Fund:

In planning and performing our audit of the financial statements of DWS
S&P 500 Index Fund (formerly Scudder S&P 500 Index Fund) (the "Fund"), as of and for the year ended December 31, 2005, in accordance with the
standards of the Public Company Accounting Oversight Board (United States), we considered the Fund's internal control over financial reporting, including control activities for safeguarding securities, as a basis for
designing our auditing procedures for the purpose of expressing our opinion
on the financial statements and to comply with the requirements of
 Form N-
SAR, but not for the purpose of expressing an opinion on the effectiveness of
the Fund's internal control over financial reporting.  Accordingly, we express
no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this
responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance
regarding the reliability of financial reporting and the preparation of financial
statements for external purposes in accordance with generally accepted accounting principles. Such internal control over financial reporting includes
policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting
may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may
become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not
allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.
 A
significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with
generally accepted accounting principles such that there is more than
 a
remote likelihood that a misstatement of the Fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of
control deficiencies, that results in more than a remote likelihood that
 a
material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund's internal control over financial reporting was
for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting
that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Fund's internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of
December 31, 2005.

This report is intended solely for the information and use of the Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

February 28, 2006